UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________________
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

OREON RENTAL CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State of incorporation or organization)	98-0599151 (IRS Employer Identification No.)

4900 California Avenue, Tower B-120 Bakersfield, California (Address of principal executive offices)	93309 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
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If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
☒

Securities Act registration statement file number to which this form relates: _____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value
(Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

Common Stock

Under the provisions of our Articles of Incorporation, as amended, the Registrant is authorized to issue up to 75,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”). The holders of our Common Stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by the Registrant’s board of directors;

•	are entitled to share ratably in all of the Registrant’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of its affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders of the Registrant may vote.

All shares of Common Stock now outstanding are fully paid and non-assessable and all shares of Common Stock that may be issued upon the exercise of any outstanding common stock warrants, when issued, will be fully paid for and non-assessable. We refer you to the Registrant’s Articles of Incorporation, the Registrant’s Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of Common Stock.

Voting

On matters brought before the stockholders of the Registrant, each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record.  Additional shares of Common Stock may be issued without stockholder approval.  Holders of shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of the directors to be elected in a vote for the election of directors, at a special or annual meeting or by written consent, if they so choose to do so.  In that event, the holders of the remaining shares would not be able to elect any of the directors in such election.

Cash dividends

As of the date of this registration statement, the Registrant has not paid any cash dividends to its stockholders. The declaration of any future cash dividend will be at the discretion of the board of directors and will depend upon the amount of earnings, if any, and the Registrant’s capital requirements, financial position and general economic condition. The Registrant intends not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

The Registrant does not have a class of preferred stock.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control of the Registrant.

Stock transfer agent

The stock transfer agent for the Common Stock is Signature Stock Transfer, located at 2632 Coachlight Court, Plano, Texas 75093

Liquidation Rights.

The holders of Common Stock shall have the right to share ratably in all assets remaining after payment of all liabilities of the Registrant in the event of the winding up or partial or complete liquidation of the Registrant.

Transferability.

The Common Stock will be freely transferable, and the stockholders will not be restricted in their ability to sell or transfer shares of the Common Stock, except for federal and state securities law restrictions on directors, officers and other affiliates of the Corporation and on persons holding “restricted” stock and any contractual obligations binding on individual stockholders.

Preemptive, Subscription and Redemption Rights.

The Common Stock will not carry any preemptive, subscription or redemptions rights enabling a holder to subscribe for or receive shares of any class of stock of the Registrant or any other securities convertible into shares of any class of stock of the Registrant, except for any contractual rights that may be granted from time to time by the Registrant.

Item 2.    Exhibits.

Exhibit Number	Description of Exhibit

1.1	Specimen Common Stock Certificate (1)
3.1(a)	Articles of Incorporation of the Company (1)
3.1(b)	Amendment No. 1 to Articles of Incorporation (2)
3.2	Bylaws of the Company, as amended (2)

(1)           Filed as an exhibit to the Registration Statement on Form S-1 filed by Registrant on December 12, 2008 (File No. 333-156077) and incorporated herein by reference.
(2)           Filed as an exhibit to the Annual Report on Form 10-K filed by Registrant on February 16, 2010 (File No. 333-156077) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OREON RENTAL CORPORATION a Nevada corporation

Date: June 10, 2010	By:	/s/ Alvaro Vollmers
Alvaro Vollmers
President